UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 15, 2018

USA Compression Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	1-35779	75-2771546
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Congress Avenue

Suite 450

Austin, TX 78701

Registrant’s telephone number, including area code: (512) 473-2662

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.                Entry into a Material Definitive Agreement.

Contribution Agreement

On January 15, 2018, USA Compression Partners, LP (the “Partnership”) entered into a Contribution Agreement (the “Contribution Agreement”) with Energy Transfer Partners, L.P. (“ETP”), Energy Transfer Partners GP, L.P., the general partner of ETP (“ETP GP”), ETC Compression, LLC (“ETC” and, together with ETP and ETP GP, the “Contributors”) and, solely for certain purposes therein, Energy Transfer Equity, L.P. (“ETE”), pursuant to which, among other things, ETP will contribute to the Partnership and the Partnership will acquire from ETP all of the issued and outstanding membership interests of CDM Resource Management LLC (“CDM”) and CDM Environmental & Technical Services LLC (“CDM E&T”) for aggregate consideration of approximately $1.7 billion (the “Consideration”). The Consideration consists of (i) 19,191,351 common units representing limited partner interests in the Partnership (“Common Units”), with a value of approximately $335 million, (ii) 6,397,965 units of a newly authorized and established class of units representing limited partner interests in the Partnership (“Class B Units”) and (iii) an amount in cash equal to $1.225 billion, subject to certain adjustments (collectively, the “Acquisition”). The Acquisition is expected to close in the first half of 2018, subject to customary closing conditions, including (i) the concurrent closing of the GP Purchase (as defined below), pursuant to which, among other things, ETE and Energy Transfer Partners, L.L.C. will acquire all of the outstanding limited liability company interests in the General Partner, and (ii) the transactions contemplated by the Equity Restructuring Agreement (as defined below), including the Restructuring (as defined below), shall be able to be consummated immediately following the Closing (as defined below), and as otherwise described in the Contribution Agreement (the “Closing”).

Pursuant to the Contribution Agreement, in connection with the Closing, USA Compression GP, LLC, the general partner of the Partnership (the “General Partner”), will execute a Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Amended and Restated Partnership Agreement”) to, among other things, authorize and establish the rights and preferences of the Class B Units. The Class B Units will be a new class of partnership interests of the Partnership that will have substantially all of the rights and obligations of a Common Unit, except the Class B Units will not participate in distributions made prior to the one-year anniversary of the closing date of the Contribution Agreement (such date, the “Class B Conversion Date”) with respect to Common Units. The Class B Units will vote on an as-converted basis together with the Common Units as a single class and will have certain other class voting rights with respect to any matter on which unitholders of the Partnership are entitled to vote that adversely affects the rights or preferences of the Class B Units in relation to other classes of partnership interests in any material respect or as required by law. Following the Class B Conversion Date, each Class B Unit will automatically convert into one Common Unit.

The Contribution Agreement contains customary representations, warranties and covenants by the parties, which are qualified by information in a confidential disclosure letter provided by the parties.  The Contribution Agreement also contains customary pre-closing covenants, including the obligation of the Partnership to conduct its business in the ordinary course consistent with past practice in all material respects and to refrain from taking specified actions, subject to certain exceptions. The Contribution Agreement also contains a closing condition in connection with the expiration or termination of applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. Pursuant to the Contribution Agreement, the Partnership has agreed to indemnify the Contributors and their respective affiliates, equity holders, members, directors, managers, officers, employees and agents against certain losses resulting from any breach of a representation, warranty, agreement or covenant of the Partnership. The Contributors have agreed to indemnify the Partnership and its affiliates (other than ETE and its affiliates), members, directors, managers, officers, employees and agents against certain losses resulting from any breach of a representation, warranty, agreement or covenant of the Contributors and for certain other matters.

Pursuant to the terms of the Contribution Agreement, the Partnership has agreed to enter into a Registration Rights Agreement with ETE, ETP and USA Compression Holdings, LLC (“USAC Holdings”) at the Closing, pursuant to which, among other things, the Partnership will give ETE, ETP and USAC Holdings certain rights to require the Partnership to file and maintain the effectiveness of a registration statement with respect to the re-sale of the Common Units owned by such party (including, in the case of ETP, Common Units issuable upon the conversion of the Class B Units), and under certain circumstances, to require the Partnership to initiate underwritten offerings for such Common Units.  In addition, at the Closing, the Partnership will enter into a Transition Services Agreement with ETP, CDM and CDM E&T, pursuant to which ETP and its affiliates will provide certain transition services to the Partnership and its affiliates for a period of 90 days following the Closing.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Contribution Agreement contains representations and warranties by each of the parties to the Contribution Agreement, which were made only for purposes of the Contribution Agreement and as of specified dates. The representations, warranties and covenants in the Contribution Agreement were made solely for the benefit of the parties to the Contribution Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for purposes of allocating contractual risk between the parties to the Contribution Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Partnership, ETP or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Contribution Agreement, which subsequent information may or may not be fully reflected in the Partnership’s or ETP’s public disclosures.

Equity Restructuring Agreement

On January 15, 2018, and in connection with the execution of the Contribution Agreement, the Partnership entered into an Equity Restructuring Agreement (the “Equity Restructuring Agreement”) with the General Partner and ETE, pursuant to which, among other things, the Partnership, the General Partner and ETE have agreed to cancel the Partnership’s incentive distribution rights (the “Cancellation”) and convert the Partnership’s General Partner Interest (as defined in the Equity Restructuring Agreement) into a non-economic general partner interest (the “Conversion” and, together with the Cancellation, the “Restructuring”), in exchange for the Partnership’s issuance of 8,000,000 Common Units to the General Partner, effective at the Closing. In addition, at any time after one year following the Closing, ETE will have the right to contribute (or cause any of its subsidiaries to contribute) to the Partnership all of the outstanding equity interests in any of its subsidiaries that owns the General Partner Interest in exchange for $10,000,000 (the “GP Contribution”); provided that the GP Contribution will occur automatically if at any time following the Closing (i) ETE or one of its subsidiaries (including ETP) owns, directly or indirectly, the General Partner Interest and (ii) ETE and its subsidiaries (including ETP) collectively own less than 12,500,000 Common Units. The closing of the Restructuring is subject to the concurrent closing of the Acquisition and the GP Purchase (as defined below).

The foregoing description of the Equity Restructuring Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 2.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Series A Preferred Unit and Warrant Purchase Agreement

On January 15, 2018, the Partnership entered into a Series A Preferred Unit and Warrant Purchase Agreement (the “Purchase Agreement”) with certain investment funds managed or sub-advised by EIG Global Energy Partners (“EIG”) and other investment vehicles unaffiliated with EIG (collectively, the “Purchasers”) to issue and sell in a private placement (the “Private Placement”) $500 million in the aggregate of (i) newly authorized and established Series A Perpetual Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”) and (ii) warrants to purchase Common Units (the “Warrants”). The Partnership will issue 500,000 Preferred Units to the Purchasers at a price of $1,000 per Preferred Unit (the “Preferred Unit Purchase Price”), less a 1.0% structuring and origination fee, for total net proceeds, before expenses, of $495 million. In addition, the Partnership will pay a 1.0% commitment fee to the Purchasers at the Closing, as well as reimburse the Purchasers for up to $400,000 of certain expenses incurred in connection with the transaction. The Partnership will also issue two tranches of Warrants to the Purchasers, which will include Warrants to purchase 5,000,000 Common Units with a strike price of $17.03 and Warrants to purchase 10,000,000 Common Units with a strike price of $19.59. The Warrants may be exercised by the holders thereof at any time beginning on the one year anniversary of the closing date and before the tenth anniversary of the closing date. Upon exercise of the Warrants, the Partnership may, at its option, elect to settle the Warrants in Common Units on a net basis. The Purchase Agreement contains customary representations, warranties and covenants of the Partnership and the Purchasers. The closing of the Private Placement is subject to customary closing conditions.

Pursuant to the Purchase Agreement, the Amended and Restated Partnership Agreement to be executed at Closing will, among other things, authorize and establish the rights and preferences of the Preferred Units. The Preferred Units will be a new class of partnership interests that will rank senior to all classes or series of limited partner interests of the Partnership with respect to distribution rights. The Preferred Units will generally have no voting rights but will have certain class voting rights with respect to a limited number of matters, including any amendment to the Amended and Restated Partnership Agreement that would be materially adverse to any of the rights, preferences or privileges of the Preferred Units.

Upon issuance, the Preferred Units will entitle the Purchasers to receive cumulative quarterly distributions at a rate of 9.75% per annum, subject to increase in certain limited circumstances. While the Preferred Units are outstanding, the Partnership will be prohibited from paying distributions on any junior securities, including the Common Units, prior to paying the quarterly distribution payable to the holders of the Preferred Units, including any previously accrued and unpaid distributions. For the remainder of the quarter in which the closing date occurs and for the four full quarters following the closing date, the quarterly distribution for the Preferred Units may be paid, at the option of the Partnership, in (i) cash or (ii) a combination of additional Preferred Units (“PIK Units”) and cash. If the Partnership pays any distributions in PIK Units, the number of PIK Units to be issued shall equal the quotient of (A) the amount of the quarterly distribution to be paid in PIK Units, divided by (B) the Preferred Unit Purchase Price; provided, that the portion of the distribution rate paid in PIK Units shall not exceed the rate calculated by multiplying the distribution rate by a ratio of 4.75/9.75. Beginning with the fifth full quarter following the closing date, all distributions on the Preferred Units shall be paid in cash.

The Preferred Units will have a perpetual term, unless converted or redeemed as described below. The Preferred Units (including any PIK Units) will be convertible into Common Units at the election of the holders as follows: (1) from and after the third anniversary of the Closing, 33 1/3% of the Preferred Units issued on the date of the Closing, plus all of the PIK Units issued as quarterly distributions on such Preferred Units, shall be convertible; (2) from and after the fourth anniversary of the Closing, 66 2/3% of the Preferred Units issued on the date of the Closing, plus all of the PIK Units issued as quarterly distributions on such Preferred Units, shall be convertible; and (3) from and after the fifth anniversary of the Closing (or, if earlier, certain failures of the Partnership to pay quarterly distributions), all of the Preferred Units shall be convertible. Each Preferred Unit will be convertible into a number of Common Units equal to the Preferred Unit Purchase Price (plus accrued and unpaid distributions) divided by $20.0115.

To the extent the holders of the Preferred Units have not elected to convert their Preferred Units by the fifth anniversary of the issue date, the Partnership will have the option to redeem all or any portion of the Preferred Units, in an amount not less than $25 million, for cash at a price equal to 105% of the sum of the Preferred Unit Purchase Price and any accrued and unpaid distributions. In addition, at any time on or after the tenth anniversary of the issue date, the holders of the Preferred Units will have the right to require the Partnership to redeem all or any portion of the Preferred Units, in an amount not less than $25 million, for cash at a price equal to the Preferred Unit Purchase Price plus any accrued and unpaid distributions. If a holder of the Preferred Units exercises its redemption right, the Partnership may elect to pay up to 50% of such amount in Common Units based on a 7.0% discount to the volume-weighted average trading price of the Common Units for the 30 trading days immediately prior to such redemption; provided, that the Common Units received do not equal more than 15% of the total number of issued and outstanding Common Units (including the Common Units issued in such redemption).

Upon certain events involving a Series A Change of Control (as defined in the Amended and Restated Partnership Agreement) the holders of the Preferred Units shall be entitled to elect to take one of the following actions: (i) convert the Preferred Units into a number of Common Units equal to, for each Preferred Unit converted, the Preferred Unit Purchase Price (plus the value of any accrued and unpaid distributions) divided by $20.0115; (ii) require the Partnership to redeem the Preferred Units for an amount equal to the sum of (A) the Preferred Unit Purchase Price (plus the value of any accrued and unpaid distributions) multiplied by 105% and (B) all additional quarterly distributions that would have been paid for each Preferred Unit if the Preferred Units remained outstanding until the fourth anniversary of the closing date; or (iii) upon request of the holders, if the Partnership will not be the surviving entity of the Series A Change of Control or it will be the surviving entity but its Common Units will cease to be listed or admitted to trading on a national securities exchange, require the Partnership to use its commercially reasonable efforts to deliver a mirror security to the Preferred Units in the surviving entity or its parent entity on substantially similar terms as the Preferred Units.

At the Closing, pursuant to a Board Representation Agreement, the Purchasers will receive certain designation rights with respect to the board of directors of the General Partner (the “Board”). As long as the Purchasers own (a) Preferred Units, (b) Common Units resulting from the conversion or redemption of the Preferred Units, (c) Warrants and/or (d) Common Units resulting from the exercise of the Warrants (such amounts in (a), (b), (c) and (d), collectively, the “Election Units”) that comprise in the aggregate, more than 5% of the then-outstanding Common Units (the “Minimum Unit Threshold”) (assuming for purposes of this calculation that all Preferred Units are converted into Common Units and all Warrants are net exercised for Common Units), EIG Management Company, LLC, as representative of the Purchasers, will have the right to designate, subject to the consent of ETE if the limited partners of the Partnership are not entitled to vote in the election of directors of the General Partner, one person to serve on the Board (an “EIG Director”). The Purchasers’ right to appoint an EIG Director shall terminate at such time as the Purchasers, together with their affiliates, own less than the Minimum Unit Threshold; provided however that if the ownership of the Purchasers and their affiliates of Election Units increases above the Minimum Unit Threshold, then such director designation right will be reinstated. In addition, if after the time that the limited partners of the Partnership become entitled to vote in the election of directors of the General Partner, the Purchasers, together with their affiliates, own Election Units that comprise, in the aggregate, more than 15% of the then-outstanding Common Units (assuming for purposes of this calculation that all Preferred Units are converted into Common Units and all Warrants are net exercised for Common Units), they will have the right to designate such number of persons, including any EIG Director, to serve on the Board that results in the Purchasers having Board representation in the same proportion as the number of Common Units owned by the Purchasers and their affiliates bears to the total number of then-outstanding Common Units. The Purchasers’ right to designate proportional representatives to the Board shall terminate at such time as the Purchasers, together with their affiliates, own Election Units that comprise, in the aggregate, less than 15% of the then-outstanding Common Units; provided however that if the ownership of the Purchasers and their affiliates increases above 15% of the then-outstanding Common Units, then such director designation rights will be reinstated.

Pursuant to the terms of the Purchase Agreement, the Partnership has agreed to enter into a Registration Rights Agreement with the Purchasers at the Closing, pursuant to which, among other things, the Partnership will give the Purchasers certain rights to require the Partnership to file and maintain the effectiveness of a registration statement with respect to the re-sale of the Preferred Units and the Common Units that are issuable upon conversion or redemption of the Preferred Units or upon exercise of the Warrants, and under certain circumstances, to require the Partnership to initiate underwritten offerings for the Common Units that are issuable upon conversion or redemption of the Preferred Units or upon exercise of the Warrants.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Purchase Agreement contains representations and warranties by each of the parties to the Purchase Agreement, which were made only for purposes of the Purchase Agreement and as of specified dates. The representations, warranties and covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Partnership, the Purchasers or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Partnership’s or any of the Purchaser’s public disclosures, as applicable.

Bridge Commitment

In connection with the Acquisition, the Partnership obtained a commitment (the “Bridge Commitment”) from JPMorgan Chase Bank, N.A. and Barclays Bank PLC to provide senior unsecured bridge loans (the “Bridge Loan”), in an aggregate amount up to $725 million (the “Committed Amount”). The Bridge Commitment will expire upon the earliest to occur of (1) the Outside Date as defined in the Contribution Agreement (as the same may be extended thereunder), (2) the consummation of the Acquisition without use of the Bridge Loan or (3) September 30, 2018. The Bridge Loan is available to backstop a portion of the Acquisition purchase price that the Partnership expects to fund with the net proceeds of other debt financing.

Item 3.02                   Unregistered Sales of Equity Securities.

The description set forth under Item 1.01 above of the issuances by the Partnership to (i) ETP of Common Units and Class B Units in connection with the Acquisition, (ii) the General Partner of Common Units in connection with the Restructuring and (iii) the Purchasers of Preferred Units, PIK Units and Warrants in connection with the Private Placement is incorporated herein by reference. The foregoing transactions were undertaken in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof. The information contained in this Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy any securities of the Partnership.

Item 5.01.                Changes in Control of Registrant.

On January 15, 2018, and in connection with the execution of the Contribution Agreement, ETE entered into a Purchase Agreement (the “GP Purchase Agreement”) with Energy Transfer Partners, L.L.C. (together with ETE, the “GP Purchasers”), USAC Holdings and, solely for certain purposes therein, R/C IV USACP Holdings, L.P. and ETP, pursuant to which the GP Purchasers will acquire from USAC Holdings (i) all of the outstanding limited liability company interests in the General Partner and (ii) 12,466,912 Common Units (the “GP Purchase”) for cash consideration equal to $250 million.

Item 7.01.                Regulation FD Disclosure.

On January 16, 2018, the Partnership issued a press release announcing the entry into the Contribution Agreement, the Equity Restructuring Agreement, the Purchase Agreement and the Bridge Commitment. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

In connection with the transactions contemplated by the Contribution Agreement, the Equity Restructuring Agreement, the Purchase Agreement and the Bridge Commitment, the Partnership prepared an investor presentation dated January 16, 2018 that was used in presentations to potential investors in the Partnership. A copy of the investor presentation is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to Item 7.01 and the press release attached hereto as Exhibit 99.1 and the investor presentation attached hereto as Exhibit 99.2 relating to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.                Financial Statements and Exhibits.

2.1*

Contribution Agreement, dated as of January 15, 2018, by and among USA Compression Partners, LP, Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., ETC Compression, LLC and, solely for certain purposes therein, Energy Transfer Equity, L.P.

2.2*	Equity Restructuring Agreement, dated as of January 15, 2018, by and among Energy Transfer Equity, L.P., USA Compression Partners, LP and USA Compression GP, LLC.

10.1	Series A Preferred Unit and Warrant Purchase Agreement, dated January 15, 2018, among USA Compression Partners, LP and the purchasers party thereto.

99.1	Press Release, dated as of January 16, 2018.

99.2	Investor Presentation dated as of January 16, 2018.

* Schedules and exhibits to this Exhibit have been omitted pursuant to Regulation S-K Item 601(b)(2). The Partnership agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA COMPRESSION PARTNERS, LP

	By:	USA Compression GP, LLC,
its general partner

Date: January 16, 2018	By:	/s/ Christopher W. Porter
		Name:	Christopher W. Porter
		Title:	Vice President, General Counsel and Secretary